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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 File No. 333-129475 of our report dated December 14, 2005 relating to the consolidated financial statements of Webhire, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a Prior Period Adjustment in the 2004 financial statements for certain accrued expenses and deferred revenue related to activity that occurred prior to September 30, 2002), and which appear in the Current Report on Form 8-K/A of Kenexa Corporation dated January 31, 2006.

/s/ BROWN & BROWN, LLP
Boston, Massachusetts

January 31, 2006

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Consent of Independent Registered Public Accounting Firm